Exhibit 99.1

CONVERSION AND SETTLEMENT AGREEMENT

This Conversion and Settlement Agreement (the “Agreement”) is entered into as of March 8, 2006 (the “Effective Date”) by and between, DynTek, Inc., a Delaware corporation (“DynTek”), and the C.W. Zublin, Jr. Trust (the “Holder”).

RECITALS

A.                                   WHEREAS, as of the Effective Date, DynTek and Holder acknowledge that Holder is owed a total of $893,938.87 (the “Payable Amount”) pursuant to that certain Secured Promissory Note dated October 26, 2005 (the “ITI Note”);

B.                                     WHEREAS, DynTek proposes to enter into a Note Purchase Agreement by and among DynTek, SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which DynTek will issue approximately $6.7 million in new senior secured promissory notes (the “Senior Notes”), due March 1, 2010 (the “Senior Debt Financing”), and approximately $3.0 million in new junior secured convertible promissory notes convertible at $0.02 per share (the “Junior Notes”), due March 1, 2011 (the “Junior Debt Financing,” and together with the Senior Note Financing, the “New Debt Financings”);

C.                                     WHEREAS, concurrent with the closing of the New Debt Financings, DynTek proposes to enter into (i) a Common Stock Purchase Agreement to be entered into by and among DynTek and certain accredited investors (the “Investors”), which provides for (i) the sale and issuance of up to 75,000,000 shares of common stock, par value $0.0001 (the “Common Stock”) by DynTek at a per share price equal to $0.02 per share (the “First PIPE Offering”);

D.                                    WHEREAS, on or before April 30, 2006, DynTek proposes to enter into (i) a Common Stock Purchase Agreement to be entered into by and between DynTek and the Investors, which provides for (i) the sale and issuance of up to an additional 150,000,000 shares of Common Stock by DynTek at a per share price equal to $0.02 per share (the “Second PIPE Offering”), and (ii) a Registration Rights Agreement (the “Registration Agreement”) to be entered into by and between DynTek and the Investors, which will provide for the registration with the Securities and Exchange Commission (the “SEC”) of the shares of Common Stock sold to the Investors in the First PIPE Offering and the Second PIPE Offering, respectively, and which will be filed as soon as practicable after the closing of the Second PIPE Offering and in no event later than June 30, 2006;

E.                                      WHEREAS, each of the New Debt Financings and the First and Second PIPE Offerings are contingent on Holder converting the Payable Amount into shares of Common Stock of DynTek;

F.                                      WHEREAS, to induce Holder to enter into this Agreement, DynTek has agreed to set the conversion price of the ITI Note at $0.02 per share (the “Conversion Price”);

G.                                     WHEREAS, subject to the terms and conditions herein, Holder irrevocably agrees to convert the Payable Amount into shares of Common Stock of DynTek, and DynTek agrees to issue such shares to Holder in reliance upon the exemption from securities registration afforded by Section 4(2)

of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under Regulation D;

H.                                    WHEREAS, DynTek has agreed to register for resale all of the Conversion Shares (as defined in Section 1 below); and

I.                                         WHEREAS, Holder’s conversion of the Payable Amount into shares of Common Stock of DynTek will effectuate a complete settlement on the Payable Amount and provide a release of DynTek from any present or further liability with respect to the Payable Amount, the Note Purchase Agreement or the Security Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the obligations set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Conversion. Holder hereby irrevocably elects to convert (the “Conversion”) the Payable Amount into that number of shares of Common Stock of DynTek equal to the Payable Amount divided by the Conversion Price, or 44,696,944 shares (the “Conversion Shares”). Holder shall deliver the ITI Note for cancellation concurrently with the execution of this Agreement. The Conversion shall be effective as of the date immediately following the effective date of DynTek’s 1-for-10 reverse stock split (the “Conversion Date”) or June 30, 2006, whichever is earlier. Within five (5) business days following the Conversion Date, DynTek shall issue, or cause to be issued by submitting an instruction letter to its transfer agent instructing the transfer agent to issue, to Holder a certificate representing the Conversion Shares to which Holder is thereby entitled. If the shares of Common Stock are to be issued in the name of a person other than Holder, Holder will pay all transfer taxes payable with respect thereto, if any. No fee will be charged to Holder for the Conversion, except for any applicable transfer taxes.

2.                                       Payable Amount. Holder hereby represents that the Payable Amount is the entire outstanding obligation of DynTek to Holder as of the Effective Date and that no other liabilities or obligations have accrued for which DynTek is responsible.

3.                                       Representations and Warranties of DynTek. DynTek hereby represents and warrants to Holder that:

3.1                                 Organization and Qualification. DynTek is duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. DynTek is qualified and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a material adverse effect on DynTek.

3.2                                 Authorization; Enforcement. (a) DynTek has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Conversion Shares in accordance with the terms hereof; (b) the execution, delivery and performance of this Agreement by DynTek and the consummation by it of the transactions contemplated hereby have been duly authorized by the DynTek’s Board of Directors and no further consent or authorization of DynTek, its Board or Directors, or its stockholders is required; (c) this Agreement has been duly executed by DynTek; and (d) this Agreement constitutes a legal, valid and binding obligation of DynTek enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

3.3                                 Valid Issuance. Upon issuance in accordance with the terms of this Agreement, the Conversion Shares will be duly authorized and will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of stockholders of DynTek, and will not impose personal liability on the holders thereof.

4.                                       Representations and Warranties of Holder. Holder hereby represents and warrants to DynTek that:

4.1                                 Accredited Investors. Holder is:  (i) experienced in making investments of the kind contemplated by this Agreement; (ii) able, by reason of business and financial experience, to protect its own interests in connection with the transactions contemplated by this Agreement; (iii) able to afford the entire loss of its investment in the Conversion Shares; (iv) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D; and (v) not a broker-dealer or an affiliate of a broker-dealer as such terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.2                                 No Public Distribution. Holder is acquiring the Conversion Shares for its own account, for investment purposes only, and not with a present view towards the public sale or distribution thereof, except pursuant to a sale or sales that are registered under the Securities Act or exempt from such registration; provided, however, that by making the representations herein, Holder does not agree to hold any of the Conversion Shares for any minimum or other specific term and reserves the right to dispose of the Conversion Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Holder has not been organized for the purpose of investing in securities of DynTek, although such investment is consistent with its purposes.

4.3                                 Subsequent Offers and Sales. All subsequent offers and sales of the Conversion Shares by Holder shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration; provided that any offers and sales made pursuant to an applicable exemption from registration are accompanied by a legal opinion obtained by Holder, which legal opinion shall be reasonably satisfactory to DynTek and DynTek’s legal counsel.

4.4                                 Accuracy of Holder’s Representations and Warranties. Holder understands that the Conversion Shares are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that DynTek is relying upon the truth and accuracy of Holder’s representations and warranties contained herein in order to determine the availability of such exemptions and the eligibility of Holder to acquire the Conversion Shares accordance with the terms and provisions hereof.

4.5                                 Financial Information. Holder (i) has been provided with and has reviewed all requested information concerning the business of DynTek, including, without limitation, DynTek’s audited financial statements for the fiscal year ended June 30, 2005 and (ii) has had all requested access to the management of DynTek and has had the opportunity to ask questions of the management of DynTek.

4.6                                 Brokers. Holder has not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein.

4.7                                 No General Solicitation. Holder has not learned of the investment in the Conversion Shares as a result of any public advertising or general solicitation.

4.8                                 Legends. Holder understands that until (a) the Conversion Shares may be sold pursuant to an applicable exemption from registration or (b) such time as the resale of the Conversion Shares has been registered under the Securities Act as contemplated by Section 5 herein, the certificates representing the Conversion Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

4.9                                 Residency. Holder is a resident of (or, if an entity, has its principal place of business in) the jurisdiction set forth below such Holder’s name on the signature page hereto.

5.                                       Registration. Holder shall have the following registration rights with respect to the Conversion Shares:

5.1                                 Piggyback Registration. If, prior to June 30, 2006, DynTek proposes to register (including for this purpose a registration effected by DynTek for stockholders other than Holder) any of its securities for resale under the Securities Act, DynTek shall, at such time, promptly give Holder written notice of such registration. If, within ten (10) business days of Holder’s receipt of such notice, Holder delivers a written notice to DynTek requesting registration, DynTek shall use its commercially reasonable efforts to cause to be registered under the Securities Act all of the Conversion Shares that Holder has requested to be registered (the “Registrable Shares”).

5.2                                 Mandatory Registration.

(a)                                  If, at anytime after June 30, 2006, any Conversion Shares shall not have been registered by DynTek pursuant to Section 5.1 hereof, then Holder shall have the right by delivery of notice to DynTek, to request that DynTek effect a registration statement on Form S-1, or other form then available to DynTek under applicable SEC rules and regulations (the “Additional Registration Statement”), covering the resale of all of the Registrable Shares. The date on which DynTek receives such notice is referred to herein as the “Demand Date.”  DynTek shall use its commercially reasonable efforts to cause such Additional Registration Statement to be filed under the Securities Act as promptly as practicable after receipt of notice of such demand, but in any event prior to 30 days following the Demand Date and to cause such Additional Registration Statement to be declared effective under the Securities Act as promptly as practicable, but in any event prior to 90 days following the Demand Date (the “Demand Effective Date”).

(b)                                 DynTek shall use its commercially reasonable efforts to keep each Additional Registration Statement effective (pursuant to Rule 415, if available) at all times until such date as is the earlier of (i) the date on which all of the Registrable Shares have been sold and (ii) the date on which the Registrable Shares (in the opinion of counsel to Holder and reasonably acceptable to legal counsel for DynTek) may be immediately sold without restriction (including without limitation as to volume restrictions by each holder thereof) without registration under the Securities Act (the “New Registration Period”).

(c)                                  If the Registrable Shares are registered for resale under the Securities Act, Holder shall cease any distribution of such shares under the Additional Registration Statement not more than once in any 12-month period, for up to 30 days, upon the request of DynTek if: (x) such distribution would require the public disclosure of material non-public information concerning any transaction or negotiations involving DynTek or any of its affiliates that, in the good faith judgment of DynTek’s Board of Directors, would materially interfere with such transaction or negotiations, (y) such distribution would otherwise require premature disclosure of information that, in the good faith judgment of DynTek’s Board of Directors, would adversely affect or otherwise be detrimental to DynTek or (z) DynTek proposes to file a registration statement under the Securities Act for the offering and sale of securities for its own account in an underwritten offering and the managing underwriter therefor shall advise DynTek in writing that in its opinion the continued distribution of the Registrable Shares would adversely affect the offering of the securities proposed to be registered for the account of DynTek. DynTek shall promptly notify Holder at such time as (i) such transactions or negotiations have been otherwise publicly disclosed or terminated, or (ii) such non-public information has been publicly disclosed or counsel to DynTek has determined that such disclosure is not required due to subsequent events.

5.3                                 Obligations of DynTek. In connection with the registration of the Registrable Shares, DynTek shall do each of the following:

(a)                                    Prepare and file with the SEC the Additional Registration Statement required by Section 5.2(a) of this Agreement, as applicable, and such amendments (including post-effective amendments) and supplements to the Additional Registration Statement and the prospectus used in connection with the Additional Registration Statement, as may be necessary to keep the Additional Registration Statement effective at all times during the New Registration Period, and, during the New Registration Period, to comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Shares until such time as all of such Registrable Shares have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Additional Registration Statement;

(b)                                   DynTek shall promptly furnish, after such Additional Registration Statement required by Sections 5.2(a) of this Agreement are prepared, filed with the SEC, publicly disseminated and distributed and received by DynTek, to Holder, a copy, by facsimile or email or otherwise, of any such Additional Registration Statement, each preliminary prospectus, each final prospectus, and all amendments and supplements thereto and such other documents as Holder may reasonably request in order to facilitate the disposition of its Registrable Shares;

(c)                                    Use commercially reasonable efforts to (i) register and qualify the Registrable Shares covered by the Additional Registration Statement under such other securities or blue sky laws, if applicable, of such jurisdictions as Holder may reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times during the New Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the New Registration Period and (iv) take all other actions necessary or advisable to qualify the Registrable Shares for sale in such jurisdictions, except that DynTek shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

(d)                                   List the Registrable Shares on the OTC Electronic Bulletin Board (the “OTC BB”), and file any filings required by The NASDAQ National Market or OTC BB, as applicable;

(e)                                    Notify by facsimile or email each Holder (i) when or if the prospectus or any prospectus supplement or post-effective amendment has been filed with the SEC, and, with respect to any Additional Registration Statement or any post-effective amendment, when the same has been declared effective by the SEC, (ii) of any request by the SEC for amendments or supplements to the Additional Registration Statement or the prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Additional Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by DynTek of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event as a result of which the prospectus included in such Additional Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)                                      If any fact contemplated by clause (v) of paragraph (e), above, shall exist, promptly prepare a supplement or post-effective amendment to such Additional Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchaser of the Registrable Shares, the prospectus will not contain an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading;

(g)                                   Cooperate with Holder to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the Additional Registration Statement and to enable such certificates for the Registrable Shares to be in such denominations or amounts, as the case may be, as Holder may reasonably request, and registered in such names as Holder may request;

(h)                                   DynTek shall hold in confidence and not make any disclosure of information concerning Holder provided to DynTek unless (i) disclosure of such information is necessary to comply with federal or state securities laws and/or the requests of any self-regulatory organizations, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Additional Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. DynTek agrees that it shall, upon learning that disclosure of such information concerning Holder is sought in or by a court or governmental body of competent jurisdiction, give prompt notice to Holder prior to making such disclosure, and allow Holder, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

6.                                       General Release.

6.1                                 Release. Upon the Effective Date,  Holder on behalf of itself and on behalf of its affiliates, as well as its respective directors, officers, equityholders, agents and employees, past and present (collectively, the “Releasing Parties”) hereby agrees to waive and release all claims, known and unknown, which the Releasing Parties have or might have against DynTek and any of DynTek’s respective subsidiaries, including DynTek Services, Inc., affiliated corporations and/or business entities, as well as their respective directors, officers, shareholders, agents and employees, past and present (collectively, the “Released Parties”), arising under or in connection with (a) all claims relating in any way to any aspect of (i) the ITI Note, or (ii) the Agreement and Plan of Merger dated October 14, 2004, pursuant to any applicable federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the Effective Date and (b) all claims relating in any way to Holder’s right to collect the Payable Amount, except for Holder’s right to receive the Conversion Shares and the related rights of Holder under this Agreement (collectively, the claims identified in (a) and (b) shall be referred to herein as the “Released Claims”).

6.2                                 Unknown Claims. It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Holder. Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Claims, Holder, for itself and on behalf of the applicable Releasing Parties, expressly acknowledges that the foregoing release is intended to include, and does include in its effect, without limitation, all Released Claims which the Releasing Parties do not know or suspect to exist in their favor against the Released Parties at the time of execution hereof, and that the foregoing release expressly contemplates the extinguishment of all such claims.

7.                                       Miscellaneous Provisions.

7.1                                 Third Party Beneficiaries. Holder hereby acknowledges that each of DynTek’s affiliates are intended to be third party beneficiaries of this Agreement with the right to enforce any of the terms contained herein.

7.2                                 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

7.3                                 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California. Any action or proceeding brought to enforce this Agreement shall be instituted and maintained in Orange County, California and the parties hereto consent to such jurisdiction.

7.4                                 Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by either party without the prior written consent of the other party.

7.5                                 Attorneys’ Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action will be entitled to its reasonable attorneys’ fees and costs incurred, in addition to any other relief to which such party may be entitled.

7.6                                 Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

7.7                                 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or the geographical extent of or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities which may validly and enforceably be covered under applicable law.

7.8                                 Authority. Each individual signing for each of the parties herein warrants and represents that he is an authorized agent of such party, for whose benefit he is executing this Agreement, and is authorized to execute the same.

7.9                                 Further Assurances. Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this Agreement.

7.10                           Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

7.11                           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and first set forth above.

DYNTEK, INC.

By:	/s/ J. Michael Gullard

Name:	J. Michael Gullard

Title	Chairman of the Board of Directors

DynTek’s address for notices:
DynTek, Inc.
19700 Fairchild Road, Suite 230
Irvine, CA 92612

C.W. ZUBLIN, JR. TRUST

By:	/s/ C.W. Zublin, Jr. Trust, C.W. Zublin, Jr. Trustee

Name:	C.W. Zublin, Jr. Trust, C.W. Zublin, Jr. Trustee

Title:

Holder’s Address for notices: